Exhibit 99.3

PROSOMNUS’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of ProSomnus Holdings, Inc. and its subsidiary prior to the Business Combination (for purposes of this section, collectively referred to as the “ProSomnus,” “Company,” “we,” “us” and “our”) should be read together with ProSomnus’s unaudited condensed consolidated financial statements as of and for the three and nine months ended September 30, 2022 and 2021 and the audited consolidated financial statements as of and for the years ended December 31, 2021 and 2020, together with the related notes thereto, included in this proxy statement/prospectus. The discussion and analysis should also be read together with the section titled “Selected Historical Combined Financial Information of ProSomnus” and the pro forma financial information as of and for the three and nine months ended September 30, 2022 and the year ended December 31, 2021 included in this proxy statement/prospectus. See “Unaudited Pro Forma Condensed Financial Information.” This discussion contains forward-looking statements based upon current beliefs, plans, and expectations that involve numerous risks, uncertainties and assumptions, including, but not limited to, those described under the heading “Risk Factors.” Actual results may differ materially from those contained in any forward-looking statements.

Proposed Business Combination Transaction

On May 9, 2022, Lakeshore and ProSomnus executed the Merger Agreement. Pursuant to the Merger Agreement, the business combination will be effected in two steps: (i) subject to the approval and adoption of the Merger Agreement by the shareholders of Lakeshore, Lakeshore will reincorporate to the State of Delaware by merging with and into LAAA Merger Corp., a Delaware corporation and wholly-owned subsidiary of Lakeshore (“PubCo”), with PubCo surviving as the publicly traded entity (the “Reincorporation Merger”); and (ii) immediately after the Reincorporation Merger, LAAA Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of PubCo (“Merger Sub”), will be merged with and into ProSomnus, with ProSomnus surviving as a wholly-owned subsidiary of PubCo (the “Acquisition Merger”). The Merger Agreement is by and among Lakeshore, PubCo, Merger Sub, ProSomnus and HGP II, LLC, as the representative of the stockholders of ProSomnus (“Stockholders’ Representative”), and RedOne Investment Limited, as the representative of the shareholders of Lakeshore. The Reincorporation Merger and the Acquisition Merger are collectively referred to herein as the “Business Combination.”

Upon closing of the Acquisition Merger, PubCo will acquire 100% of the equity securities of ProSomnus. In exchange for their equity securities, the stockholders of ProSomnus (the “ProSomnus Stockholders”) will receive an aggregate number of shares of PubCo Common Stock (the “Merger Consideration”) with an aggregate value equal to: (a) one hundred thirteen million U.S. dollars ($113,000,000), minus (b) the amount by which the Closing Net Indebtedness (as defined in the Merger Agreement) exceeds twelve million U.S. dollars ($12,000,000). Additionally, Lakeshore shall make available to ProSomnus no less than $40,000,000, prior to the payment of expenses incurred in connection with the Business Combination and any outstanding debt of ProSomnus, in cash and cash equivalents (the “Minimum Cash Amount”) immediately after the closing of the transactions contemplated by the Merger Agreement (the “Closing”), including the net proceeds from the trust account established by Lakeshore with the proceeds from its initial public offering (the “Trust Account”) after giving effect to any redemptions by Lakeshore shareholders, and the net proceeds from the Transaction Financing (as defined below).

Additionally, ProSomnus stockholders (other than holders of ProSomnus Subordinated Debt) may be entitled to receive up to 3.0 million earn-out shares in three tranches:

•	the first tranche of 1.0 million earn-out shares will be issued when the volume-weighted average price per share of PubCo Common Stock is $12.50 or greater for 20 trading days in any consecutive 30 trading day period commencing 6 months after the Closing and ending at the third anniversary of the Closing;

•	the second tranche of 1.0 million earn-out shares will be issued when the volume-weighted average price per share of PubCo Common Stock is $15.00 or greater for 20 trading days in any consecutive 30 trading day period commencing 6 months after the Closing and ending at the third anniversary of the Closing; and

•	the third tranche of 1.0 million earn-out shares will be issued when the volume-weighted average price per share of PubCo Common Stock is $17.50 or greater for 20 trading days in any consecutive 30 trading day period commencing 6 months after the Closing and ending at the third anniversary of the Closing.

The earn-out shares will be allocated among ProSomnus’s stockholders in proportion to the number of shares issued to them at the Closing that continue to be held by them.

Concurrently with the execution of the Merger Agreement, in May and September 2022, the Company and certain holders of the Bridge Loans executed a conversion addendum. Upon notice of the Business Combination Agreement, the holders of the Bridge Loans had up to 10 days to elect to convert into Series A Redeemable Convertible Preferred Stock. Immediately prior to the closing of the Business Combination, the Bridge Loans will automatically convert into the number of Series A Redeemable Convertible Preferred Stock as equal to the repayment amount of the Bridge Loans divided by the Conversion Price. The Conversion Price is defined as the quotient of the aggregate consideration to be paid to all holders of the Series A Redeemable Convertible Preferred Stock divided by the outstanding number of Series A Redeemable Convertible Preferred Stock, including the shares into which the Bridge Loans convert. Holders of Bridge Loans totaling $2,550,000 elected to convert, immediately prior to the Acquisition Merger. The remaining $100,000 principal amount of the Bridge Loan and accrued and unpaid interest thereon was paid in cash at closing of the Acquisition Merger. In addition, the indebtedness arising under ProSomnus’s loan agreement dated August 9, 2019, by and among ProSomnus Sleep Technologies, Inc. and the lenders signatory thereto, in the aggregate principal amount of $6,490,000 (collectively with the Bridge Loan, the “ProSomnus Subordinated Debt”), will also convert into shares of ProSomnus Common Stock immediately prior to the Acquisition Merger.

On September 29, 2022, ProSomnus entered into the Second Amendment and Loan Security Agreement (“Second Amendment”) to the subordinated loan and security agreement effective in April 2021. The Second Amendment established a convertible bridge loan advance of up to $2,000,000 to ProSomnus from the lender (“Convertible Bridge Loan Advance”). The interest rate of the Convertible Bridge Loan Advance is 14% and the maturity date is the earlier of the date of the bridge loan conversion event or September 29, 2023. The bridge loan conversion event is the termination of the Merger Agreement or the occurrence of any event that would result in the termination of the Merger Agreement as defined in the Merger Agreement. If the bridge loan conversion has not occurred, and the Convertible Bridge Loan Advance is not repaid in full on the maturity date, the default interest will bear additional 6.0% per annum. Interest is paid in arrears at December 29, 2022 and at the maturity date. Prepayment of the Convertible Bridge Loan Advance is permitted in increments of $100,000 at any time, and the prepayment requires the payment of all accrued and unpaid interest as well as a prepayment premium. The prepayment premium is the incremental amount of interest that would have been paid for the term of the convertible bridge advance and has not yet been paid. ProSomnus received $500,000 from the Convertible Bridge Loan Advance on September 29, 2022. After September 30, 2022, ProSomnus has received $1,500,000 from the Convertible Bridge Loan Advance. Also, see the Subsequent Events footnote of the consolidated financial statements, which discloses closing of $30,000,000 Convertible Notes.

While the legal acquirer in the Merger Agreement is Lakeshore, for financial accounting and reporting purposes under GAAP, PubCo will be the accounting acquirer and the Business Combination will be accounted for as a “reverse recapitalization.” A reverse recapitalization does not result in a new basis of accounting, and the financial statements of the combined entity represent the continuation of the financial statements of ProSomnus in many respects. Accordingly, for accounting purposes, the financial statements of PubCo will represent a continuation of the financial statements of ProSomnus with the Business Combination treated as the equivalent of ProSomnus issuing stock for the net assets of Lakeshore, accompanied by a recapitalization. The net assets of Lakeshore will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of ProSomnus in future reports of PubCo.

Overview

We are a medical technology company focused on the development, manufacturing and marketing of precision intraoral medical devices, a new option for treating and managing patients with mild to moderate Obstructive Sleep Apnea (“OSA”). Each ProSomnus precision intraoral device is personalized based on the anatomy and treatment plan for each patient. Our patented precision devices are engineered to create unique, consistent and predictable biomechanical advantages that lead to effective, comfortable, economical and patient preferred treatment outcomes for patients with OSA.

Our ProSomnus precision intraoral devices are classified by the U.S. Food and Drug Administration (the “FDA”) as Class II medical devices for the treatment of snoring and mild to moderate OSA. We received pre-market notification and FDA clearance pursuant to Section 510(k) of the Federal Food, Drug, and Cosmetic Act (“FDCA”) for our first intraoral device in July 2014 and our devices have been commercially available in the United States since August 2014. To date, over 150,000 ProSomnus precision devices have been prescribed for patients.

Sleep apnea is a serious and chronic respiratory disease that negatively impacts a patient’s sleep, health, and quality of life. OSA is the most common form of sleep apnea. OSA is a medical condition characterized by a cessation of breathing when the tongue, soft palate, and other related tissues in the back of the throat collapse and block the upper airway during sleep, temporarily decreasing the oxygen concentration in the blood. During an OSA episode, the diaphragm and chest muscles must work harder to overcome the obstruction and open the airway. These episodes disrupt the sleep cycle, reduce airflow to vital organs, stress the body, and create a negative feedback loop. If untreated, OSA increases the risk of high blood pressure, hypertension, heart failure, stroke, coronary artery disease and other life-threatening diseases. OSA is associated with a reduction in quality-of-life factors including a higher risk of motor vehicle and operator accidents, workplace errors, absenteeism and more.

Until ProSomnus, there have been few alternatives for OSA patients who refuse or fail CPAP. Historically, treatment alternatives to CPAP have consisted of surgical procedures or legacy oral appliances. Surgical procedures, such as hypoglossal nerve stimulation and maxillomandibular advancement, can be invasive, irreversible, expensive, and only suitable for a narrow range of patient types. Legacy oral appliances, historically, have been associated with inconsistent and unreliable performance. We believe that there is both an urgent clinical need and a strong market opportunity for a treatment alternative that is effective, non- surgical, convenient, and more economical.

ProSomnus therapy is covered by most private insurance payers, Medicare, and by a growing number of public health insurance programs offered in many countries around the world. In the United States an estimated 70% of treatments are paid for by private insurance, 25% are covered by Medicare and the remaining 5% are paid out of pocket by the patient.

Dentists are typically reimbursed by private medical insurance in the range of approximately $2,000 to $3,500 per patient for intraoral appliance therapy and by Medicare in the range of approximately $1,250 to $1,800 per patient for intraoral appliance therapy. The average amount varies by insurance provider and Medicare jurisdiction. At these reimbursement levels, we believe that intraoral appliance therapy offers dentists an attractive ratio of revenue per chair time in comparison to other dental procedures.

We market and sell our precision intraoral devices to dental sleep medicine providers in the United States and in select countries around the world through a direct sales force. We currently have 11 direct sales representatives in the United States and three in Europe. Our direct sales force focuses their education, promotional and sales efforts on dentists who have developed a specialty in dental sleep medicine, and the physicians who are actively treating OSA.

We generated revenue of $14.1 million, with a gross margin of 51.9% and a net loss of $6.0 million, for the fiscal year ended December 31, 2021, compared to revenue of $8.3 million, with a gross margin of 49.7% and a net loss of $6.2 million, for the fiscal year ended December 31, 2020. ProSomnus is the sole surviving division remaining after the sale of MicroDental Laboratories in October 2016. Accumulated deficit incurred from October 2016, after separating from MicroDental Laboratories, to December 31, 2021 was $30.8 million. Including the accumulated deficit incurred by MicroDental Laboratories prior to the sale of that entity in October 2016, accumulated deficit as of December 31, 2021 was $203.6 million.

COVID-19

In March 2020, the World Health Organization declared the global outbreak of COVID-19 to be a pandemic. We continue to closely monitor the recent developments surrounding the continued spread and potential resurgence of COVID-19. The COVID-19 pandemic has had, and is expected to continue to have, an adverse impact on our operations, particularly as a result of preventive and precautionary measures that we, other businesses, and governments are taking. Demand may shift over time, as the impacts of the COVID-19 pandemic may go through several phases of varying severity and duration.

Please refer to the section titled; “Risk Factors” included elsewhere in this proxy statement/prospectus for more information. We are unable to predict the full impact that the COVID-19 pandemic will have on our future results of operations, liquidity and financial condition due to numerous uncertainties, including the duration of the pandemic and actions that may be taken by government authorities across the United States. We will continue to monitor the performance of our business and reassess the impacts of COVID-19.

Factors Affecting Results of Operations

The following factors have been important to our business, and we expect them to impact our results of operations and financial condition in future periods:

Expansion of North American direct sales organization and international expansion

The core focus of our sales initiative is to expand our direct sales organization in North America. With representatives located in high-value metropolitan areas, the direct sales organization will focus primarily on dentists and physicians who are practicing sleep medicine. The main purpose of this initiative is to increase case volume from these dentists and physicians by facilitating a referral relationship between dentists and physicians, helping them expand the dental sleep medicine aspect of their practices and educating them on the advantages of the ProSomnus intraoral devices. We also intend to further expand our sales to integrated health systems and hospital networks. We are currently initiating the marketing and sales of our ProSomnus intraoral devices in several European countries and intend to further expand our marketing and direct sales into international markets.

Product line extensions and remote monitoring services

We intend for product line extensions to focus on enabling ProSomnus to capture a larger share of treatments for patients with OSA, snoring and other related sleep disordered breathing conditions. We expect that each product line extension will be designed to optimize ProSomnus products for a wider range of case types, treatment philosophies, and indications. We expect that each product line extension will utilize our unique manufacturing platform and potentially create additional opportunities for intellectual property.

We received FDA clearance for an intraoral device that enables remote patient monitoring services in November 2020, which we intend to start marketing during the fourth quarter of 2022. The sales of such remote monitoring services in connection with our intraoral devices could result in an additional recurring revenue stream that is reimbursable by insurance. Our remote patient monitoring services will be based on the incorporation of a sensor into the ProSomnus intraoral devices that provides continuous monitoring of physiological health data that physicians want and cannot typically obtain from CPAP or other intraoral appliance therapy devices. Our market research indicates that our remote monitoring services could be a significant driver of greater market acceptance and expansion and result in significant future revenues.

Description of Certain Components of Financial Data

Revenue, net

We derive primarily all of our revenue from the sale of our customized precision milled intra oral medical devices that dentists use to treat patients diagnosed with Obstructive Sleep Apnea. Our revenue recognition policies are discussed in more detail in Note 1 to our consolidated financial statements and notes thereto for the years ended December 31, 2021 and 2020 included elsewhere in this proxy statement/ prospectus.

Cost of Revenue

Cost of revenue consists primarily of materials and the costs related to the production of the intraoral device, including employee compensation, other employee-related expenses, inbound shipping and allocable manufacturing overhead costs. ProSomnus has a policy to classify initial recruiting and training costs of new manufacturing employees as part of research and development expenses in the consolidated statements of operations.

Research and development

Research and development costs consist of production costs for prototypes, test and pre-production units, supplies, consulting, and personnel costs, including salaries, bonuses and benefit costs. Most of our research and development expenses are related to developing new products and services. Consulting expenses are related to research and development activities as well as clinical and regulatory activities and certain third-party engineering costs. Research and development expenses are expensed as incurred. We expect to continue to make substantial investments in product development. As a result, research and development expenses are expected to increase in absolute dollars as the research and development efforts increase.

Sales and marketing

Sales and marketing costs primarily consist of salaries, bonuses, benefits and travel costs for employees engaged in sales and marketing activities, as well as website, advertising, conferences and other promotional costs.

General and administrative

General and administrative expenses primarily consist of labor, bonuses, benefits, general insurance, office expenses and outside services. Outside services consist of audit, tax, legal and other professional fees. We expect that general and administrative expenses will increase in absolute dollars as a result of operating as a public company.

Other income (expense), net

Other income (expense), net primarily relates to interest expense as well as a gain from forgiveness of Paycheck Protection Program (“PPP”) loans, a change in fair value of warrants classified as liabilities and a loss on the extinguishment of debt related to the Second Amendment and the Convertible Bridge Loan Advance.

The components of interest expense include interest expense payable under our subordinated notes, subordinated loan and security agreements, unsecured subordinated promissory notes, equipment financing and capital lease obligations.

Provision for income taxes

We account for income taxes under an asset and liability approach. Deferred income taxes reflect the impact of temporary differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for income tax reporting purposes as well as net operating loss carryforwards and tax credit carryforwards. Valuation allowances are provided when necessary to reduce deferred tax assets to an amount that is more likely than not to be realized.

Significant judgment may be required in determining any valuation allowance recorded against deferred tax assets. In assessing the need for a valuation allowance, we consider all available evidence, including past operating results, estimates of future taxable income and the feasibility of tax planning strategies. In the event that we change our determination as to the amount of deferred tax assets that is more likely than not to be realized, we will adjust our valuation allowance with a corresponding impact to the provision for income taxes in the period in which such determination is made.

We recorded a full valuation allowance as of December 31, 2021 and December 31, 2020. Based on available evidence, we believe that it is more likely than not that we will be unable to utilize all our deferred tax assets in the future.

Results of Operations

The following is a discussion of our results of operations for the periods shown below, and our accounting policies are described in Note 1 in our consolidated financial statements for the years ended December 31, 2021 and 2020 included elsewhere in this proxy statement/prospectus.

	Three Months Ended September 30,		Change		Nine Months Ended September 30,		Change
	2022	2021	$	%	2022	2021	$	%
Revenue, net	$4,997,979	$3,702,539	$1,295,440	35.0%	$13,601,031	$9,671,675	$3,929,356	40.6%
Cost of Revenue	2,540,288	1,758,698	781,590	44.4%	6,440,475	4,626,103	1,814,372	39.2%
Gross profit	2,457,691	1,943,841	513,850	26.4%	7,160,556	5,045,572	2,114,984	41.9%
Gross profit %	49.2%	52.5%			52.6%	52.2%
Operating expenses
Research and development	688,540	569,983	118,557	20.8%	1,915,521	1,429,485	486,036	34.0%
Sales and marketing	2,319,362	1,508,299	811,063	53.8%	6,450,173	4,108,089	2,342,084	57.0%
General and administrative	1,577,049	1,129,069	447,980	39.7%	4,213,458	3,226,766	986,692	30.6%
Total operating expenses	4,584,951	3,207,351	1,377,600	43.0%	12,579,152	8,764,340	3,814,812	43.5%

Other (expense) income
Interest expense	(1,421,702)	(860,946)	(560,756)	65.1%	(3,714,777)	(2,305,418)	(1,409,359)	61.1%
Forgiveness of PPP loans	-	1,003,112	(1,003,112)	n/m	-	2,281,262	(2,281,262)	n/m
Change in fair value of warrant liability	-	-	-	n/m	(20,756)	(44,334)	23,578	n/m
Loss on extinguishment of debt	-	-	-	n/m	(192,731)	-	(192,731)	n/m
Total other (expense) income	(1,421,702)	142,166	(1,563,868)	(1,100.0)%	(3,928,264)	(68,490)	(3,859,774)	5,635.5%

Net loss before income taxes	(3,548,962)	(1,121,344)	(2,427,618)	216.5%	(9,346,860)	(3,787,258)	(5,559,602)	146.8%

Provision for income taxes	-	-	-	0.0%	(6,480)	(7,652)	1,172	(15.3)%

Net loss	$(3,548,962)	$(1,121,344)	$(2,427,618)	216.5%	$(9,353,340)	$(3,794,910)	$(5,558,430)	146.5%

(n/m = not meaningful)

Comparison of the Three Months ended September 30, 2022 and 2021

Revenues increased by $1.3 million, or 35%, for the three months ended September 30, 2022, compared to the three months ended September 30, 2021. This increase was primarily driven by increased unit volume due to increased sales and marketing investments and mix shift to the new EVO Product.

Revenue from the Company’s largest customer was 5.6% for the three months ended September 30, 2022, and 5.8% for the three months ended September 30, 2021.

Total cost of revenue increased by $0.8 million, or 44.4%, for the three months ended September 30, 2022, compared to the three months ended September 30, 2021. The increase was primarily due to product costs associated with higher sales volume of our devices and an increase in the cost of materials and supplies.

Gross profit increased by $0.5 million, or 26.4% for the three months ended September 30, 2022, compared to the three months ended September 30, 2021. The increase was attributable to an increase in Net Revenue of $1.3 million as discussed above, partially offset by an increase in Cost of Revenue of $0.8 million.

Gross profit decreased to 49.2% for the three months ended September 30, 2022, compared to 52.5% for the three months ended September 30, 2021, primarily driven by an increase in the cost of materials and supplies.

Research and development expenses increased by $0.1 million, or 20.8%, for the three months ended September 30, 2022, compared to the three months ended September 30, 2021. This increase was primarily driven by an increase in headcount-related personnel and consulting costs of $0.2 million and offset by nominal changes in research and development.

Sales and marketing expenses increased by $0.8 million, or 53.8%, for the three months ended September 30, 2022, compared to the three months ended September 30, 2021. This increase was primarily driven by an increase in personnel and consulting related expenses of $0.3 million due to expansion of the sales team. Sales and marketing events increased $0.2 million, and travel and in-person events increased $0.1 million.

General and administrative expenses increased by $0.4 million, or 39.7%, for the three months ended September 30, 2022, compared to the three months ended September 30, 2021. This increase was driven primarily by $0.4 million increase in costs that scale with revenue including credit card fees, recruiting, software, utilities, and depreciation.

Total other expense increased by $1.6 million, or 1074%, from an income of $0.1 million for the three months ended September 30, 2021, to an expense of $1.4 million for three months ended September 30, 2022. This increase was primarily driven by a $0.4 million increase in interest expense and Payroll Protection Program loan forgiven in Q3 2021 of $1.0 million.

Comparison of the Nine Months ended September 30, 2022 and 2021

Revenues increased by $3.9 million, or 40.6%, for the nine months ended September 30, 2022, compared to the nine months ended September 30, 2021. This increase was primarily driven by increased unit volume due to increased sales and marketing investments and mix shift to the new EVO Product.

Total cost of revenue increased by $1.8 million, or 39.2%, for the nine months ended September 30, 2022, compared to the nine months ended September 30, 2021. The increase was primarily due to product costs associated with higher sales volume of our devices.

Gross profit increased to 52.6% for the nine months ended September 30, 2022, compared to 52.2% for the nine months ended September 30, 2021, primarily driven favorably by a continued mix shift to our new EVO Product which has a higher average selling price and partially offset by a decrease in materials and supplies costs.

Research and development expenses increased by $0.5 million, or 34%, for the nine months ended September 30, 2022, compared to the nine months ended September 30, 2021. This increase was primarily driven by an increase in headcount-related personnel costs of $0.4 million and nominal increases in new product development.

Sales and marketing expenses increased by $2.3 million, or 57%, for the nine months ended September 30, 2022, compared to the nine months ended September 30, 2021. This increase was primarily driven by an increase in personnel and consulting-related expenses of $1.4 million due to International and North American expansion of the sales team. With COVID-19 restrictions being lifted, we saw $0.5 million of increased costs related to travel and in-person marketing events. Marketing programs and samples accounted for $0.4 million and outbound shipping costs accounted for $0.1 million of the increase.

General and administrative expenses increased by $1.0 million, or 30.6%, for the nine months ended September 30, 2022, compared to the nine months ended September 30, 2021. This increase was driven primarily by a $0.8 million increase in costs that scale with revenue including credit card fees, recruiting, software, utilities, and depreciation. Investor relations and compensation plan services increased $0.2 million as the Company prepared for public company readiness.

Total other expense, net increased by $3.9 million, or 5635.6%, for the nine months ended September 30, 2022, compared to the nine months ended September 30, 2021. This increase was primarily driven by an increase in interest expense of $1.4 million as a result of additional borrowing and finance leases. This was offset by the Payroll Protection Program loan forgiven in Q3 2021 which led to a $2.5 million gain.

LIQUIDITY AND CAPITAL RESOURCES

Going Concern and Management’s Plans

ProSomnus is the sole surviving division remaining after the sale of MicroDental Laboratories in October 2016. Since spinning off from MicroDental Laboratories, we have funded our operations primarily with proceeds from equity offerings, borrowings, and product sales. We have incurred significant cash burn and recurring net losses, which include a net loss of $3.6 million and $9.3 million for the three and nine months ended September 30, 2022, respectively, and have incurred an accumulated deficit of $36.0 million from the date spinning off from MicroDental Laboratories to September 30, 2022. Including the accumulated deficit of MicroDental Laboratories prior to the sale in October 2016, accumulated deficit as of September 30, 2022 is $213 million. As we continue to invest in the development of new products and sales and marketing, we expect to continue to incur cash burn and recurring net losses for the foreseeable future until such time that our product and services sales generate enough gross profit to cover our operating expenses. Our spending forecasts require additional financing or financial support to fund our future planned operations, and we will likely raise additional capital through the issuance of equity or borrowings. Our plans to increase liquidity also include obtaining financial support, if necessary, during the next 12 months from the issuance date of the consolidated financial statements, from our primary stockholder of the Company, who has indicated their willingness and ability to provide additional financial support to the Company.

If the proposed Business Combination is successfully completed, we expect to have sufficient cash to cover operations for the next 12 months from the issuance date of the consolidated financial statements and to fund the strategies set forth in additional detail in “Business of ProSomnus — Our Strategy.”

Cash and Cash equivalents

As of September 30, 2022, we had cash and cash equivalents of $2.1 million, of which $500,000 is subject to a compensating balance requirement for a loan agreement. Our future capital requirements may vary from those currently planned and will depend on various factors including further development costs, commercialization strategy, international expansion, and regulatory costs. If we need additional funds and are unable to obtain funding on a timely basis, we may need to significantly curtail our product development and commercialization efforts to provide sufficient funds to continue our operations, which could adversely affect our business prospects.

Cash flows

The following table summarizes our cash flows for the periods indicated:

	Nine Months Ended September 30,
	2022	2021
Net cash provided by (used in):
Operating activities	$(4,762,394)	$(3,573,251)
Investing activities	(331,373)	(188,463)
Financing activities	5,753,988	3,450,563
Net increase (decrease) in cash and cash equivalents	$660,221	$(311,151)

Net cash used in operating activities

For the nine months ended September 30, 2022, net cash used in operating activities of $4.8 million was due primarily to a net loss of $9.4 million, changes in operating assets and liabilities of $0.2 million, offset by non-cash items of $4.4 million. Changes in operating assets and liabilities were driven primarily by $1.8 million of deferred financing costs, prepaid expenses, and other current assets of $0.6 million and an increase in other assets of $0.1 million, offset by an increase in accounts payable of $2.2 million, and an increase in accrued compensation and other accrued expenses of $0.6 million. Non-cash items primarily consisted of depreciation, amortization, and non-cash interest expense.

For the nine months ended September 30, 2021, net cash used in operating activities of $3.6 million was due primarily to a net loss of $3.8 million, changes in operating assets and liabilities of $0.1 million, offset by non-cash items of $0.3 million. Changes in operating assets and liabilities were driven primarily by an increase in accounts receivable and other current assets of $0.9 million, offset by an increase in accrued compensation and other current liabilities of $0.7 million. Non-cash items primarily consisted of $2.3 million Payroll Protection Program loan forgiveness and balance for non-cash interest expense, and depreciation.

Net cash used in investing activities

For the nine months ended September 30, 2022, net cash used in investing activities of $0.3 million was due primarily to purchases of property and equipment.

For the nine months ended September 30, 2021, net cash used in investing activities of $0.2 million was due primarily to purchases of property and equipment.

Net cash provided by financing activities

For the nine months ended September 30, 2022, net cash provided by financing activities of $5.7 million was due primarily due to proceeds of $18.8 million from under the line of credit, $5.1 million of unsecured subordinated promissory notes, and $0.4 million from proceeds of subordinated notes. The company also received $1.2 million from issuance of subscription agreements. Financing cash inflows were partially offset by repayments of $17.6 million on the line of credit, repayment of unsecured subordinated promissory notes of $0.5 million, principal payments under finance lease and equipment financing obligations of $0.8 million, repayments of subordinated loan and security agreements of $0.7 million, and repayments of subordinated notes of $0.1 million.

For the nine months ended September 30, 2021, net cash provided by financing activities of $3.4 million was due primarily to proceeds of $5.1 million from under the line of credit, $2.0 million from subordinated loan and security agreement, $1.0 million from the Payroll Protection Program loan, and $0.8 million from proceeds of subordinated notes. Financing cash inflows were partially offset by repayments of $4.5 million on the line of credit, principal payments under capital lease and equipment financing obligations of $0.5 million and repayments of subordinated loan and security agreements of $0.5 million.

Contractual obligations

Below is a summary of short-term and long-term anticipated cash requirements under contractual obligations existing as of September 30, 2022.

	As of September 30, 2022
	Total	Remainder of 2022	After 2022
Recorded contractual obligations:
Subordinated loan and security agreement	$4,471,165	$1,454,914	$3,016,251
Subordinated notes	7,644,892	-	7,644,892
Other (1)	3,465,169	1,592,898	1,872,271
Bridge Loan (Unsecured subordinated promissory notes)	2,757,107	-	2,757,107
Bridge Loan (Secured subordinated loan)	1,977,592	-	1,977,592
Liability from subscription agreements	1,225,000	1,225,000	-
Total	$21,540,925	$4,272,812	$17,268,113

*(1) Represents finance and operating lease liabilities, equipment financing obligations and payable under commission settlement

During September 2022, we entered into an agreement with an effective date of January 1, 2022, with the chairman of our Board of Directors to provide consulting services. The consultant receives approximately $10,000 per month. Upon completion of a successful business combination, the consultant will become our full-time employee. As of September 30, 2022, the amount we owed to the chairman was $90,000.

During January 2022, we entered into an agreement with an external consulting firm to provide investor and public relations consulting services. The monthly fee is approximately $20,000 prior to business combination. Additionally, upon completion of a successful business combination, the vendor will receive a payment of $200,000 as well as $200,000 in the form of common stock. We will pay a fee of $17,000 per month after the business combination. The agreement terminates on the last date of the month following the second anniversary of the business combination completion date.

During November 2021, we entered into an agreement with an external consulting firm to act as the placement agent for a future business combination. Upon completion of a successful transaction, the consulting firm will earn approximately nine percent of the gross proceeds raised in the transaction, payable in common stock of the new public entity.

During March 2021, we entered into an agreement with an external consulting firm to provide consulting and advisory services. Upon completion of a successful business combination transaction, the consulting firm will be paid cash compensation of $1,200,000, payable in common stock of the new public entity.

As of September 30, 2022, we did not have any off-balance sheet arrangements that have, or are reasonably likely to have, a current or future material effect on our consolidated financial condition, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies and Significant Judgments and Estimates

Our consolidated financial statements are prepared in accordance with U.S. GAAP. The preparation of our consolidated financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. While our significant accounting policies are described in more detail in Note 1 in our consolidated financial statements for the years ended December 31, 2021 and 2020 included elsewhere in this proxy statement/prospectus, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our consolidated financial statements.

Emerging Growth Company

ProSomnus is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes- Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards.

The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. ProSomnus has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, ProSomnus, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of ProSomnus’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Inventory

Inventory is recorded at the lower of cost or net realizable value under the first-in, first-out method of accounting. Inventories primarily consist of purchased raw materials. We regularly review whether the net realizable value of inventory is lower than its carrying value. If the valuation shows that the net realizable value is lower than the carrying value, we take a charge to cost of sales and directly reduce the carrying value of the inventory. Indicators that could result in inventory write-downs include damaged or slow-moving materials and supplies.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Estimated useful lives are as follows:

Manufacturing equipment	3 to 7 years
Computers and software	3 years
Furniture	7 years
Leasehold Improvements	Shorter of remaining lease term or estimated useful life

Maintenance and repairs are charged to operations as incurred.

Through December 31, 2021, equipment capitalized under capital lease obligations was included in property and equipment. Property and equipment capitalized under capital lease obligations were amortized using a straight-line method over the shorter of the life of the lease or the useful life of the asset, which ranges from 3 to 7 years, and was included in depreciation expense in the condensed consolidated statements of operations. On January 1, 2022 the Company adopted Accounting Standards Update (“ASU”) 2016-02, Leases (“ASC 842”), which impacted the classification of equipment formerly capitalized under capital lease obligations. The equipment related to capital leases, now finance leases, have been reclassified from property and equipment to right-of-use assets on the condensed consolidated balance sheet.

Redeemable Convertible Preferred Stock

We record all shares of redeemable convertible preferred stock at their respective issuance price, less issuance costs on the dates of issuance. Under certain circumstances we may be required to redeem the Series A and Series B redeemable convertible preferred stock. The redeemable convertible preferred stock is presented outside of stockholders’ deficit in the consolidated balance sheets. When redeemable convertible preferred stock is considered either currently redeemable or probable of becoming redeemable, we have selected a policy to recognize changes in the redemption value immediately, as they occur and adjust the carrying value of redeemable convertible preferred stock to the greater of the redemption value at the end of each reporting period or the initial carrying amount.

Warrants for Redeemable Convertible Preferred Stock

We account for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to our own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent reporting period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash other income or expense on the consolidated statements of operations.

Revenue Recognition

The Company creates customized precision milled intra oral devices. When devices are sold, they include an assurance-type warranty guaranteeing the manufacture of the product in accordance with the prescription for a period of 3 years from the date of sale.

In accordance with ASU 2014-09, “Revenue from Contracts with Customers (Topic 606),” the Company recognizes revenue upon meeting the following criteria:

•	Identifying the contract with a customer: Customers submit authorized prescriptions and dental impressions to the Company. Authorized prescriptions constitute the contract with customers.

•	Identifying the performance obligations within the contract: The sole performance obligation is the shipment of a completed customized intraoral device.

•	Determining the transaction price: Prices are determined by standardized pricing sheets and adjusted for estimated returns, discounts, allowances and rebates.

•	Allocating the transaction price to the performance obligations: The full transaction price is allocated to the shipment of the completed intraoral device as it is the only element in the transaction.

•	Recognize revenue as the performance obligation is satisfied: revenue is recognized upon transfer of control which occurs upon shipment of the product.

The Company does not require collateral or any other form of security from customers. Inbound shipping and handling costs related to sales are billed to customers. Outbound shipping costs are not billed to customers and are included in sales and marketing expenses. Taxes collected from customers and remitted to governmental authorities are excluded from revenue.

Standalone selling price for the various intraoral device models are determined using the Company’s standard pricing sheet. The Company invoices customers upon shipment of the product and invoices are due within 30 days. Amounts that have been invoiced are recorded in accounts receivable and revenue as all revenue recognition criteria have been met. Given the nominal value of each transaction, the Company does not offer a financing component related to its sales arrangements.

We utilize the practical expedient which permits expensing of costs to obtain a contract when the expected amortization period is one year or less, which typically results in expensing commissions paid to employees. We expense sales commissions paid to employees as sales are recognized.

ProSomnus markets its products at American Academy of Sleep Medicine (“AASM”), American Academy of Dental Sleep Medicine (“AADSM”), and other similar professional sleep medicine events. These events may include annual meetings, continuing education seminars, and webinars. The purposes of marketing at these events are to increase awareness of our brand, to educate healthcare providers about our devices, and to generate lead lists of healthcare providers who possess the necessary OSA training. Our sales organization then follows up on the leads generated from these events and activities.

Before each sale, every ProSomnus device is personalized to match the prescription submitted by the healthcare provider for each patient. A prescription includes four components: (1) records of the patient’s upper dental anatomy; (2) records for the patient’s lower dental anatomy; (3) records for the patient’s jaw position; and (4) documentation that includes required information such as the healthcare provider’s license number and any additional instructions. The records of the patient’s upper dental anatomy are used to personalize the upper splint component for the ProSomnus device to ensure that the upper splint component fits the patient’s upper teeth. The records of the patient’s lower dental anatomy are used to personalize the lower splint component for the ProSomnus device to ensure that the lower splint component fits the patient’s lower teeth. The records of the patient’s jaw position are used to personalize the relationship of the ProSomnus device’s prescription posts which determine the positional relationship between the upper and lower splint components for the ProSomnus device. The aforementioned description of personalization is included in our regulatory documents such as our FDA 510(k) clearances. After the typical sale we are not required to perform any additional personalization.

Key customer contract terms for intraoral devices include:

•	a 3-year warranty from the date of manufacture for all devices, except for Medicare devices, which have a 5-year warranty. Our warranty covers the device against defects in workmanship and materials. ProSomnus will replace or repair any device with unsatisfactory workmanship or materials quality;

•	no warranty for device fit if the provided patient records are distorted. ProSomnus will notify the provider if we notice a distorted record during our inbound quality control inspection. ProSomnus will not offer a warranty if the records do not meet basic requirements, such as minimum vertical clearance;

•	the warranty is voided if device damage is attributed to patient misuse or if the healthcare provider makes structural changes to the device;

•	the healthcare provider must return a defective device, as part of our compliance with our quality management system; and

•	our standard turnaround time for manufacturing a device is seven business days plus shipping time.

Our only other performance obligation associated with the sale of our device is our warranty. Device personalization is performed prior to sale. There are no obligations to train sleep dentists, sleep physicians or other providers.

Our transaction prices are our list prices for our products plus the applicable discount schedule

•	List prices. Our list prices consider competitive reference prices, economic value added relative to competitive products, manufacturing costs, manufacturing capacity dynamics, insurance reimbursement amounts, and our business strategy. We continuously monitor these considerations for the purposes of establishing list prices for new products and for managing the list prices for existing products. We evaluate existing list prices at least annually. However, we also evaluate existing list prices whenever there is a major change in any of these components (for example, a competitor increases their list prices 20%).

•	Competitive Reference Prices. We continuously monitor competitive reference prices and weigh the pros and cons of adjusting our list prices when competitors price new products or adjust list prices for existing products.

•	Manufacturing Costs. We continuously monitor manufacturing costs. There are, generally, five types of manufacturing costs that we consider when evaluating the list price of a product:

direct labor, materials, supplies, factory overhead costs and factory overhead labor. We continuously monitor these five types of manufacturing costs and evaluate our list prices accordingly.

•	Manufacturing Capacity. We consider our manufacturing capacity when evaluating the merits of a change to our pricing. For example, it might not make sense to lower prices for a specific product if the manufacturing capacity for that product is constrained.

•	Insurance Reimbursement Amounts. Payors routinely change the coverage policies and amounts for various products and procedures. We continuously monitor these reimbursement trends and the implications these trends might have on the price sensitivity of our customers.

•	Business Strategy. There are certain situations where the company may wish to adjust a list price upward or downward based on business strategy. For example, if the company is launching a new product, the company may wish to adjust list prices downward to stimulate trial orders for the new product.

•	Discount Schedules. The Company offers discount schedules that are applied to the relevant list price for a product. The discount schedule is based on certain order volume thresholds. The greater the order volume, the higher the discount. The rationale for volume-based discounts is that it is more efficient for our Company to service customers with higher order volumes. Thus, our Company shares these efficiencies with customers in the form of the volume-based discounts with the objective of lower costs to treat patients.

As a result of our list prices and discount schedule being somewhat formulaic, our pricing is consistent for customers who fall within the same order volume level.

Recently Issued Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact our financial position and results of operations is disclosed in Note 1 to our consolidated financial statements and notes thereto for the years ended December 31, 2021 and 2020 included elsewhere in this proxy statement/prospectus.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risk in the ordinary course of business. Market risk represents the risk of loss that may impact our results of operations or financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of fluctuations in interest rates. We do not hold, issue, or enter into any financial instruments for speculative or trading purposes.

Interest rate risk

Our cash and cash equivalents as of September 30, 2022 consisted of $2.1 million in bank accounts. We believe that we do not have any material exposure to changes in the fair value of these assets. We do not believe that a hypothetical 10% change in interest rates would have a material effect on our consolidated cash flows or operating results.

Effects of Inflation

Inflation generally affects us by increasing our cost of labor and research and development expenses. We do not believe inflation has had a material effect on our results of operations during the periods presented in this proxy statement/prospectus/information statement.